UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

FINANCIAL REPORT PURSUANT TO REGULATION A
OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

CERES COIN LLC
(Exact name of issuer as specified in its charter)

Delaware	82-3602143
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

C/O CM Solutions LLC, 253 N. Barfield Dr., Marco Island, FL 34145
(Full mailing address of principal executive offices) 331-276-2561

(Issuer’s telephone number, including area code)

Tokens and Coins of the Company
(Title of each class of securities issued pursuant to Regulation A)

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TABLE OF CONTENTS

PAGE
Item 1. BUSINESS	- 3 -

Item 2. MANAGEMENT’S DISCUSSION AND ANALYISIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	- 5 -

Item 3. DIRECTORS AND OFFICERS	- 7 -

Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	-9-

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	- 11 -

Item 6. OTHER INFORMATION	- 11 -

Item 7. FINANCIAL STATEMENTS	- 13 -

 In this Annual Report, the terms “we,” “us,” “our,” or “the Company” refers to Ceres Coin LLC.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Item 1. Business

A.	Overview

CERES Coin LLC (“CERES”, the "Company") is a Delaware limited liability company formed on November 13, 2017, and, as of December 31, 2024, was as a single-member, manager-managed entity with a perpetual term. The Company's headquarters are in Marco Island, Florida.

As of the filing date, the Company's principal business is the development, issuance, and management of CERES Coin, a patented, yield-generating stablecoin that tokenizes shares of a U.S. Government Money Market Fund invested primarily in U.S. Treasuries. Transactions are effected pursuant to a Sub-Transfer Agency and Services Agreement with the fund’s transfer agent (the “Sub-TA Agreement”). Under the Sub-TA Agreement, investor purchases are settled into shares of a U.S. government money market fund (the “fund”) held at the fund’s custodian; CERES acts solely as sub-transfer agent and on-chain recordkeeper and does not acquire or custody the underlying assets. This provides holders with a stable net asset value (NAV) of $1 per coin, potential yields of 2-3% based on fund performance, and fee-free peer-to-peer (P2P) transfers on a private blockchain (Hyperledger Fabric), with planned migration to public blockchains like Ethereum. CERES Coin is structured and will be offered as a security under U.S. federal securities laws, and any issuance, transfer, or redemption will occur only in compliance with applicable federal and state securities and other laws.

Protected by U.S. patents (US 12,141,769 for tokenizing SEC-registered securities; US 11,055,677 for managing tokenized securities with smart contracts; US 11,797,955 for securing transactions with multi-factor authentication and tamper-proof records), the technology enables secure, auditable transactions, positioning the Company to address inefficiencies in traditional systems, such as $521 billion in annual federal fraud (e.g., $10 billion in Supplemental Nutrition and Subsistence Program (“SNAP”) overpayments, $80 billion in Medicaid improper payments, and Federal Emergency Management Agency (“FEMA”) delays.

The Company’s principal product is CERES Coin, a digital asset designed for instant, transparent peer-to-peer transfers and payments, supported by a 1:1 reserve model that is implemented through a sub-transfer-agency relationship with a U.S. government money market fund; separately, the Company has issued CERES Tokens, which are investment instruments that provide investors exposure to the Company and are not used for payments.

•	CERES Coin (Product / Payments): CERES Coin is the Company’s core operating product. Transactions are effected pursuant to a Sub-Transfer Agency and Services Agreement with the fund’s transfer agent (the “Sub-TA Agreement”). Under the Sub-TA Agreement, investor purchases are settled into shares of a U.S. government money market fund held at the fund’s custodian. The Company acts solely as sub-transfer agent and on-chain recordkeeper; it does not acquire, hold, or custody the underlying fund assets. CERES Coin is intended to maintain stable value and enable near-instant settlement for payments and transfers. Coin holders do not receive governance or equity rights in the Company by virtue of holding the coin. Issuance, transfer, redemption, and any applicable fees are administered under the Sub-TA Agreement and related program documents, subject to Know Your Customer/Anti Money Laundering (“KYC/AML”) and other applicable laws.

•	CERES Token (Investment in the Company): CERES Token is a separate digital security-like instrument that represents an investment exposure to the Company, not to the coin reserves or the underlying fund. CERES Tokens have been, and may in the future be, offered in transactions conducted in compliance with U.S. securities laws, as described in the applicable offering materials and the Token Rights Agreement. Token holders may have contractual economic rights as set forth in those documents, but no claim to the assets that support CERES Coin and no right to use the token for payments on the network. The token is not a deposit, not a money-market fund share, and not backed by a 1:1 reserve.

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Holding CERES Coin does not provide any claim on the Company’s profits, equity, or on CERES Token rights. Holding CERES Tokens does not provide any claim on the coin reserves or the money market fund shares used in the CERES Coin program. Program reserves and investor proceeds are administered under separate agreements (including the Sub-TA Agreement for CERES Coin and the Token Rights Agreement/related offering documents for CERES Token).

The Company understands the principal markets include:

1)	Government services for efficient disbursements: (U.S. federal outlays ≈ $6.1 trillion in FY2023 [Source: Office of Management and Budget/Historical Tables]; SNAP ≈ 41 million participants and ≈ $100 billion in benefits in FY2024 [Source: US Department of Agriculture]; Medicare ≈ $1.0 trillion and Medicaid ≈ $0.9 trillion in 2023 [Source Centers for Medicare and Medicaid Services (“CMS”) ; Social Security ≈ $1.35 trillion in FY2023 [Source: Social Security Administration Trustees]; state & local direct general expenditures >$3.7 trillion [Source: U.S. Census]);

2)	Institutional capital for compliant yield: (money market fund Assets Under Management (“AUM”) ≈ $6.5–$7.0 trillion in 2024 [Source: Investment Company Institute/industry data]; on-chain/tokenized Treasuries > $1 billion and growing; multiple industry/analyst forecasts project tokenized cash-equivalents and bonds in the hundreds of billions by 2030 [Source: Bank for International Settlements/industry outlooks]);

3)	Retail payments for zero-fee disruption: (U.S. retail sales >$7 trillion in 2023 [Source: U.S. Census]; non-cash now >80% of consumer payments by number [Source: Federal Reserve—Diary of Consumer Payment Choice]; P2P networks ≈ $1.0+ trillion in 2023—Zelle ≈ $806B and Venmo ≈ $245B [Source: Early Warning (Zelle) and PayPal filings]); and

4)	Closed-loop ecosystems for corporate efficiency: (merchant card processing fees ≈ $170+ billion in 2023 [Source: Nilson Report]; notable sector losses, e.g.,

U.S. retail shrink ≈ $112B in 2022 [Source: National Retail Federation]; U.S. healthcare spend ≈ $4.5–$4.9 trillion [Source: Centers for Medicare and Medicaid Services /National Health Expenditure]).

Distribution occurs through compliant fintech platforms, exchanges, mobile apps, and partnerships, emphasizing programmability, interoperability, and alignment with the Department of Government Efficiency (DOGE)'s waste reduction goals. Competitors like Circle’s Stablecoin, USDC ($60 billion supply, 78% YoY growth) and Tether’s Stablecoin, USDT ($144 billion AUM) lack yield and face regulatory hurdles, while CERES differentiates via patents, SEC qualification, U.S. domicile, and infinite AUM capacity.

B.	Motivation for Business Opportunity

The motivation for CERES Coin stems from the rapid evolution of money and payments, where traditional systems are plagued by inefficiencies, high costs, and fraud, creating a ripe opportunity for blockchain-based innovation. Historically, money has progressed from barter to fiat, but the last 25 years have seen accelerated milestones with mobile payments, cryptocurrencies, and programmable money, leading to 84% of 2024 transactions being non-cash and P2P transfers growing 18.8% year-over-year via platforms like Venmo and Zelle, reaching nearly $1 trillion combined. However, systemic issues persist: annual federal fraud estimates range from $233-521 billion, including $10.5 billion in SNAP overpayments and $80 billion in Medicaid improper payments, alongside 2-3% credit card fees costing merchants $160-240 billion yearly. CERES Coin addresses these by merging stability with yield (US Government Money Market Fund like yield potential from U.S. Treasuries), enabling unrestricted P2P freedom, transparent disbursements, and alignment with the DOGE’s mission to curb waste, while leveraging recent regulatory clarity from the Guiding and Establishing National Innovation for U.S. Stablecoins (“GENIUS”)Act (prohibiting yield on payment stablecoins) and SEC guidance to position yield-generating securities as a compliant alternative. As a veteran-led company, CERES seeks to drive U.S. financial leadership in high-compliance sectors like government services and institutional capital.

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C.	Industry Analysis

The stablecoin industry is experiencing explosive growth, with total supply surpassing $298 billion as of September 2025 (up from $138 billion in early 2024) and projections reaching $1.2 trillion by 2028, driven by volumes exceeding $5.7 trillion in 2024 and a 66% increase in Q1 2025 alone. Non-cash transactions dominate, with 51.6% of U.S. consumers using no cash weekly and global volumes projected to grow at a 15% Compound Annual Growth Rate (“CAGR”) through 2028, outpacing traditional networks like Visa/Mastercard. P2P payments via Venmo and Zelle hit $1 trillion in 2024, with Zelle alone growing 27% in dollars sent. Regulatory advancements, including the GENIUS Act's 1:1 reserve requirements and anti-money laundering mandates for payment stablecoins, create a bifurcated market: non-yield stablecoins for payments and yield-generating ones like CERES for investment-like utility. Intersecting with $7.26 trillion in money market funds and $6 trillion in government spending, the industry addresses pain points like $233-521 billion in federal fraud, positioning blockchain for transformative efficiency in disbursements and fintech integrations.

D.	Competitive Analysis

CERES Coin differentiates in a competitive stablecoin landscape dominated by non-yield-bearing players like USDC ($60 billion supply, 78% Year over Year (YoY) growth in 2024) and USDT ($144 billion AUM, $13 billion 2024 profit), which face regulatory scrutiny under the GENIUS Act for Office of the Comptroller of the Currency (OCC) chartering, 1:1 reserves, and yield prohibitions. Unlike these payment-focused stablecoins, CERES Coin offers yield, Securities Act compliance as a security, and patent protection (e.g., US 12,141,769 for tokenization), creating technological and regulatory moats that block replication on public blockchains like Ethereum. Competitors like Blackrock’s BUIDL (institutional focus) lack P2P freedom and U.S. domicile advantages, while CERES targets multi-vertical expansion—government ($6 trillion, fraud reduction), institutional ($7.26 trillion money markets), retail (zero-fee vs. 2-3% card fees), and closed-loops. With infinite AUM capacity and interoperability, CERES leverages a pro-crypto environment under recent legislation to outpace rivals in compliance-heavy markets.

E.	Current Operations

As of the filing date, CERES Coin is in advanced development, with a retail pilot underway as well as an executed Letter of Intent with a state government entity but no material new products publicly announced requiring significant asset investment. The Company does not rely on raw materials, and operations are not seasonal. Working capital practices focus on equity financing and AUM growth to fund development, with no significant backlog or government contracts. The Company is not dependent on a limited number of customers or suppliers. Operations are subject to distinctive industry characteristics, including intense competition in stablecoins, regulatory compliance under securities laws, and dependence on patents to block replication. No material labor contracts, trademarks, franchises, or royalty agreements exist beyond patents. Environmental matters are not applicable, as operations are digital.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company is a development-stage entity with limited operating history. The following discussion addresses results for the fiscal years ended December 31, 2024 and 2023, discusses liquidity and capital resources, and presents known trends, uncertainties, and recent developments as of the date of this Annual Report.

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1.	Operating Results:

In 2024, the Company generated $360,000 in consulting revenues from a single client on a month-to-month fixed retainer basis related to financial technology advisory services. Revenues remained concentrated with one customer and were not related to the Company’s future operations. Operating expenses included software and platform development costs of $527,362, payroll expenses of $308,164, and increased legal and compliance fees for the pivot to stablecoin development and administrative costs, totaling $218,731. No significant components of revenues or expenses existed beyond development and consulting, with no unusual events impacting results.

In 2023, the Company generated $270,000 in consulting revenues from a single client on a month-to-month fixed retainer basis related to financial technology advisory. This marked the initial revenue stream, though amounts were limited and concentrated with one customer and were not related to the Company’s future operations. Operating expenses included software and platform development costs of $8,997, legal and compliance fees and administrative costs totaling $188,398. Material changes included the addition of consulting revenues and a shift in R&D focus to broader fintech. No significant components of revenues or expenses existed beyond development and consulting, with no unusual events impacting results.

The Company incurred a net loss 2024 and small net income in 2023, resulting in substantial doubt about the entity's ability to continue as a going concern. This situation indicates the Company may require capital infusions to settle liabilities and realize assets.

2.	Liquidity and Capital Resources:

Liquidity in 2024 was supported by member contributions (Company expenses paid by the Member) totaling approximately $354,000, which were used to pay Company expenses resulting in cash used in operating activities of approximately $4,000. Liquidity in 2023 was maintained through Company operations, with the approximately $5,000 in cash used in operating activities being absorbed by the Company’s existing cash reserves.

Cash balances may have exceeded Federal Deposit Insurance Corporation (FDIC) limits at times, but management deemed the risk insignificant.

Outside of the Company’s unused line of credit, no material unused liquidity sources existed, and the Company had no outstanding debt under its renewed $500,000 unsecured revolving promissory note with CM Solutions LLC (5% interest, matured annually and renewed), a related party. To address liquidity deficiencies, the Company has historically relied on member contributions and plans to raise capital via token issuances and partnerships. No material capital expenditure commitments existed, but needs included technology and marketing, funded by financing proceeds.

3.	Known Trends, Uncertainties and Recent Developments (as of the date of this Annual Report)

Subsequent developments since year-end 2024 include financing and partnership activity, including a July 2025 private token issuance and equity subscription of approximately $1.5 million (with options for additional tranches up to $6 million) and a January 2026 private token issuance and equity subscription of approximately $0.5 million (with options for additional tranches up to $1 million). In 2025, the Company also entered a non-binding letter of intent with a U.S. state to evaluate a government disbursement pilot. In 2026, the Company entered into an unsecured line of credit agreement providing a revolving line of credit in an amount not to exceed $100,000. These developments did not affect the 2024 financial statements. See also Item 6 (Other Information).

Current priorities (next 12 months from the filing date). Management expects to focus on: (a) continue launching CERES Coin under its sub-transfer-agency structure; (b) completing blockchain migration and partner integrations; (c) executing pilots with government and fintech partners (including the Letter of Intent (LOI) from Mississippi); (d) advancing regulatory, compliance, and KYC/AML controls; and (e) pursuing protection of key intellectual property where appropriate. These priorities are subject to change based on market conditions, regulatory developments, and partner timing.

Liquidity outlook. The Company expects to fund operations with cash on hand, proceeds from the July 2025 and January 2026 subscriptions, and potential additional tranches or other financing. Beginning in January 2025, the Company has not generated consulting revenues and does not anticipate consulting revenues as a funding source. If milestones are delayed or market conditions change, the Company may adjust timelines or seek additional debt or equity financing. Certain contingent payments (up to $250,000) may arise upon future capital raises.

Regulatory and market trends. In July 2025, the federal GENIUS Act established a U.S. framework for payment stablecoins. The Company will structure any future offerings, issuances, or distributions to comply with GENIUS and other applicable laws. Other federal and state initiatives relevant to stablecoins remain under discussion; no assurance can be given regarding the timing or impact of any additional proposals that may be adopted.

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Cautionary note regarding forward-looking statements. The statements above regarding expectations, plans, priorities, liquidity, financing, partnerships, and regulatory outcomes are forward-looking and subject to risks and uncertainties that could cause actual results to differ materially.

Item 3. Directors and Officers

1.	Directors, Executive Officers, and Significant Employees:

The following table lists the Company's directors, executive officers, and significant employees as of the filing date, per the February 2025 Amended Operating Agreement and applicable Board Resolutions. There are no family relationships among them, and none have been involved in material legal proceedings in the past 10 years impacting their service.

Name	Age	Position	Term of Office
Greg Anderson	55	Chief Executive Officer, Board Manager	Since 2017 (indefinite)
Charlie Uchill	58	Chief Operating Officer, Board Manager	Since 2017 (indefinite)
Matt Seal	55	Chief Financial Officer, Board Manager	Since 2025 (indefinite)
Bryan Olson	51	Chief Administrative Officer (CAO)	June 2025 - February 2027
Ben Craig	56	Chief Growth Officer (CGO)	June 2025 - February 2027
Jesse Channon	41	Board Manager	Since 2025 (indefinite)
Laird Bunch	55	Board Manager	Since 2025 (indefinite)

No significant employees beyond the listed individuals.

Narrative Biographies

Greg Anderson (55) - Chief Executive Officer; Board Manager

Greg, a graduate of the United States Military Academy, was a successful real estate builder and developer in Texas for more than 20 years and has completed over $100 Million in real estate transactions across Central and Southeast Texas. Experienced in all facets of transactional real estate including acquisition, disposition, and management, Greg’s background provides the motivation and experience to properly evaluate and understand the financial underwriting of successful real estate ventures. Additionally, as a serial entrepreneur, he has had multiple successful exits in various real estate companies.

In late 2014 Greg (together with Charlie Uchill) identified a serious lack of available real estate funding options for those operating in highly-regulated industries. As a result Greg co-founded CoolMellon, LLC to help provide real estate backed/focused mezzanine lending solutions for highly-regulated industry participants. In seeing that access to loan funding was only a small part of the financial issues plaguing highly-regulated industries, Greg (together with Charlie Uchill), decided to expand their focus and established the Company to help solve such issues.

Charlie Uchill (58) - Chief Operating Officer; Board Manager

Charlie is the Co-Founder of CoolMellon, LLC and a graduate of the United States Military Academy. Upon graduating from the academy Charlie went on to serve in the US Special Operations Command with the elite 75th Ranger Regiment. Following his service to the country, he spent the next 20+ years in the alternative investment industry; both as a portfolio manager and institutional investment consultant. Charlie has strong strategic and critical thinking skills, great investment sense, a high degree of investment acumen and a demonstrated ability to partner effectively across different businesses and functional areas. These skills coupled with his expertise in structuring and modeling complex financial instruments have been crucial in forming the Company and in identifying the business opportunities discussed herein.

Matt Seal (55) - Chief Financial Officer; Board Manager

Matt has dedicated over 25 years to the communications infrastructure sector, notably with Crown Castle, a leading Real Estate Investment Trust (“REIT”) valued at approximately $50 billion. He was among the early team members, contributing significantly to the growth of both the company and the industry. Throughout his tenure, Matt advanced through numerous senior roles, both domestically and internationally, managing expansive teams and overseeing critical operations including real estate, finance, compliance, and business development. Matt holds dual degrees in Finance and Accounting from Texas A&M University and began his professional journey at KPMG.

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Bryan Olson (51) - Chief Administrative Officer

Bryan is the Chief Administrative Officer at Ceres, leading Human Resources and overseeing administrative functions. He has over 30 years of professional experience, including 20 years as a HR executive. Previously, Bryan was the Chief People & Administrative Officer of The Cannabist Company and is currently serving them as a fractional Chief HR Officer. Bryan is a member of the Board of A-Frame Brands, where he chairs the Compensation Committee. He also previously served as CHRO of the global law firm K&L Gates, where he received an HR Hero Award for his work bringing the best of HR from the corporate world to a major law firm. Earlier in his career, Bryan held senior HR roles at Aetna and United Technologies Corporation, and he was a practicing employee benefits and executive compensation attorney at Skadden Arps. He began his career at Fidelity Investments.  Bryan holds a B.S. in Business from Westminster College and a J.D. from Boston College Law School.

Ben Craig (56) - Chief Growth Officer (CGO)

Ben is a senior capital markets executive with more than 20 years of experience in strategy, corporate development, and business development roles across U.S. equity and derivatives exchanges. He has advised companies globally across the financial services, technology, real estate, energy, and healthcare sectors and maintains deep relationships with institutional investors, global banks, private equity, and venture capital firms. Most recently, he served as Managing Director at Nasdaq Private Market, leading international business development and platform sales. Previously, he held senior leadership roles at NASDAQ OMX, including President of the NASDAQ OMX Futures Exchange and Vice President of Strategy and U.S. Futures, and earlier served in corporate development roles at the Philadelphia Stock Exchange.

Jesse Channon (41) - Board Manager

Jesse is the President of The Cannabist Company. He joined The Cannabist Company in December 2019 as Chief Growth Officer, bringing over a decade of experience in digital marketing, consumer targeting, grassroots campaigns, and social media. His work with global brands like Microsoft, AT&T, Honda, Starbucks, NBC, and Red Bull has prepared him well for his role at CERES. Jesse was a founding team member at PageLever, managing all revenue and partnerships, working with clients like YouTube, Intel, and Toyota. After PageLever's acquisition by Unified in 2013, he continued to shape the Ad Tech industry through senior management roles and later as Chief Revenue Officer for Social Native. His commitment to fostering innovation extends to his advisory roles at Auburn University's Harbert School of Business and United Jewish Appeal Federation (“UJA”) in New York City. Jesse's expertise and leadership are key assets to CERES, where he drives strategic growth and supports the company's mission to revolutionize finance for underserved markets.

Laird Bunch (55) - Board Manager

Laird served for over 25 years as Partner and President of Brandywine Fine Properties Sotheby’s International Realty, where he specialized in luxury residential sales, land development, and ambitious hospitality ventures. A Delaware native with a long-standing political savvy, he achieved notable growth in his real estate tenure by identifying market opportunities, building high-performing teams, and forging enduring partnerships with stakeholders across diverse sectors. Building on this foundation, Laird transitioned into public affairs with KO Public Affairs and later engaged with highly regulated, high-growth sectors, taking on influential positions in corporate strategy, operations, and capital development. His political acumen and business insight—sharpened over decades— have made him a sought-after board member and advisor, guiding organizations through complex regulatory challenges and fostering sustainable success. Whether streamlining operations or scaling initiatives, Laird’s versatility and leadership have consistently delivered results, earning him a reputation as a strategic thinker adept at bridging public and private domains.

Compensation of Directors and Executive Officers — Fiscal Year Ended December 31, 2024

Name	Position	Cash Compensation ($)	Other Compensation ($)	Total ($)
Greg Anderson	Chief Executive Officer; Board Manager	$48,462	$91,153	$139,615
Charlie Uchill	Chief Operating Officer; Board Manager	$62,308	$77,307	$139,615
Total — all directors & executive officers as a group		-	-	$279,230

Compensation of Directors and Executive Officers — Fiscal Year Ended December 31, 2023

Name	Position	Cash Compensation ($)	Other Compensation ($)	Total ($)
Greg Anderson	Chief Executive Officer; Board Manager	-	-	-
Charlie Uchill	Chief Operating Officer; Board Manager	-	-	-
Total — all directors & executive officers as a group		-	-	-

Notes:

•	No cash compensation was paid to directors or executive officers in 2023; no officer received compensation exceeding $100,000.

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2.	Advisory Board:

The Company maintains an Advisory Board composed of non-management industry advisors. Members are appointed and may be removed at the discretion of the Board of Managers. Each advisor serves under an advisory agreement that sets forth (i) the scope of services (strategic consultation, introductions, and product/market feedback), (ii) the expected time commitment, (iii) confidentiality and intellectual-property obligations, and (iv) any compensation (e.g., cash stipends and/or equity or token awards subject to vesting and continued service, pursuant to applicable Company plans and agreements). Advisory Board members are not directors or officers, owe no management authority or fiduciary duties to the Company, and have no power to bind the Company. The Advisory Board is advisory only and is not a committee of the Board; the Board may change its composition or discontinue it at any time.

3.	No Other Significant Employees:

Except for the above-named Board members and Officers, the Company does not have any full-time, or part-time, employees.

4.	No Involvement in Legal Proceedings:

As of the date of this Report, none of the Company’s Board members or Officers has been the subject of any:

☐	criminal proceeding, or is otherwise named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

☐	petition under and federal or state bankruptcy or insolvency law (whether voluntarily filed or otherwise) or has otherwise had a receiver, fiscal agent, or similar officer appointed by a court for such person’s business or property (or any partnership in which they were general partner at and/or any corporation or business association of which they were an executive officer) within the last two (2) years;

☐	entry of an order, judgment, or decree, not subsequently reversed, suspended, or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended, or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

☐	finding or judgment by a court of competent jurisdiction, the SEC, the Commodity Futures Trading Commission (CFTC), or any other federal or state regulator, related to a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; and/or

☐	entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended, or otherwise limited such person’s involvement in any type of business or securities activities.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth certain information regarding the beneficial ownership of the Company's membership interests (the only class of equity securities) as of January 30, 2026 (a date within 90 days prior to the filing date), by (i) each person known to the Company to beneficially own more than 10% of the outstanding membership interests, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to the securities. The Company has 5,000,000 membership units outstanding as of such date. The CERES Tokens issued by the Company are not equity securities but are treated as liabilities with limited distribution and voting rights and thus are not included in this disclosure.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
CM Solutions LLC1	4,875,000 (direct ownership)	97.5%
Coolmellon, LLC 2	3,736,688 (indirect through 76.65% ownership of CM Solutions LLC)	74.73%
Greg Anderson (CEO and Board Manager)	1,905,711 (indirect through 51% ownership of Coolmellon, LLC, which holds 76.65% of CM Solutions LLC)	38.11%
Charlie Uchill (COO and Board Manager)	1,830,977 (indirect through 49% ownership of Coolmellon, LLC, which holds 76.65% of CM Solutions LLC)	36.62%
Matt Seal (CFO and Board Manager)	487,500 (indirect through 10% of CM Solutions LLC)	9.75%
All directors and executive officers as a group	4,224,188 (indirect through Coolmellon, LLC and CM Solutions LLC)	84.48%

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Footnotes:

1.	CM Solutions LLC. CM Solutions LLC is majority-owned by Coolmellon, LLC (76.65%). Greg Anderson (51% owner of Coolmellon) and Charlie Uchill (49% owner of Coolmellon) may be deemed to share voting and dispositive power over the Company units held of record by CM Solutions by virtue of their indirect ownership. Each disclaims beneficial ownership except to the extent of his pecuniary interest.
2.	Coolmellon, LLC. Coolmellon, LLC is owned 51% by Greg Anderson and 49% by Charlie Uchill; as such, they may be deemed to share voting and dispositive power over the units attributed to Coolmellon (held indirectly through Coolmellon’s 76.65% interest in CM Solutions LLC). Each disclaims beneficial ownership except to the extent of his pecuniary interest.
3.	Coolmellon, LLC, which beneficially owns 74.73% of the Company through CM Solutions LLC, is certified as a Service-Disabled Veteran-Owned Small Business (SDVOSB) and Veteran-Owned Small Business (VOSB) by the U.S. Small Business Administration as of September 3, 2025. Greg Anderson, a service- disabled veteran, owns 51% of Coolmellon, LLC.
4.	Beneficial ownership basis. Beneficial ownership is determined under Exchange Act Rule 13d-3 and generally includes voting or investment power over the securities.
5.	No other person is known to beneficially own more than 10% of the membership units. Two additional investors own 125,000 units (2.5%), acquired in July 2025, and 12,500 units (.25%), acquired in January 2026, which is below the 10% threshold.
6.	The following address may be used for each holder: C/O CM Solutions LLC, 253 N. Barfield Dr., Marco Island, FL 34145

Current Distribution of CERES Tokens

The CERES Tokens are legally a form of equity securities representing limited equity interests in the Company but are accounted for as long-term liabilities under U.S. GAAP with limited distribution and voting rights. The following table sets forth the current distribution of CERES Tokens as of January 30, 2026, aggregated by holder where applicable, focusing on (i) holders known to beneficially own more than 10% of the outstanding tokens, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. Beneficial ownership includes direct holdings and any indirect control.

Name and Beneficial Owner	Amount of Tokens Beneficially Owned	Percent of Total Tokens
CERES Coin	56,592,308	18.86%
Jesse Channon (Board Manager) c/o The Cannabist Company	37,500,000	12.50%
Greg Anderson (CEO and Board Manager)	33,826,461	11.28%
Bryan Olson (CAO)	24,000,000	8.00%
Charlie Uchill (COO and Board Manager)	19,834,725	6.61%
Laird Bunch (Board Manager)	8,665,252	2.89%
Matt Seal (CFO and Board Manager)	7,438,016	2.48%
All other holders (aggregated; each <10%)	112,146,238	37.68%
All directors and executive officers as a group:	131,264,454	43.75%

10

Note:

1.	"All other holders" includes entities and individuals with holdings below 10%.
2.	Percentages are approximate and based on the fixed supply of 300,000,000 tokens.
3.	The following address may be used for each holder: C/O CM Solutions LLC, 253 N. Barfield Dr., Marco Island, FL 34145

Item 5. Interest of Management and Others in Certain Transactions

During the fiscal years ended December 31, 2024, and December 31, 2023, and up to the filing date, the Company engaged in the following transactions with related persons (directors, executive officers, promoters, >10% securityholders, or immediate family members) where the amount involved exceeded the lesser of $120,000 or 1% of the average total assets at year-end for the last two completed fiscal years (approximately $2,300 based on limited development-stage assets, but all potentially material transactions are disclosed for completeness):

1.	Revolving Promissory Note with CM Solutions LLC (Sole Member and >10% Securityholder): On January 1, 2019, the Company entered into an unsecured revolving promissory note with CM Solutions LLC for up to $500,000 at an interest rate of 5% per annum. The note matures annually on December 31 and has been renewed each January 1 with identical terms, including renewals in 2023, 2024, 2025, and 2026. No amounts were drawn or outstanding during 2023 or 2024, and no interest was accrued or paid. This arrangement provides potential liquidity support from the Company's sole member at the time.

2.	Private Investment Agreement (PIA) Transfer Involving Management Member: In 2022, a member of the Company's management (an executive officer) made a personal loan to a legacy PIA investor, secured by the investor's $80,000 PIA. Upon the investor's default, the PIA was transferred to the management member. The PIA was a liability of the Company, redeemable for cash or convertible to CERES Tokens. This transaction did not directly involve Company funds but resulted in the management member holding a $80,000 claim against the Company. The PIA was settled in 2024 through a contribution by CM Solutions LLC. No similar transactions occurred through the date of this report.

3.	Line of Credit Agreement Involving Management Member: On January 1, 2026, CERES Coin LLC entered into an unsecured line of credit agreement (LOC) with a member of the Company's management (an executive officer) with proceeds to be used for general corporate purposes. The LOC provided a revolving line of credit in an aggregate principal amount not to exceed $100,000 accruing interest at 10% per annum. The LOC remains in effect until terminated and the lender may demand repayment of outstanding principal and interest with thirty days’ written notice.

No other transactions meeting the criteria occurred, including no compensation paid to management beyond nominal equity grants, no loans to officers, and no material purchases or sales with related parties. The consulting revenue generated in 2023 and 2024 was from a single unrelated client. Subsequent events, such as the July 2025 and the January 2026 subscriptions, did not involve direct related party interests beyond CM Solutions LLC's role as member at the time and the dilution of its members’ interest.

Item 6. Other Information

As of the filing date, the following additional material information is provided to ensure that the statements in this Form 1-K are not misleading:

•	Service-Disabled Veteran-Owned Small Business (SDVOSB) Status: Through its ownership structure, the Company benefits from SDVOSB certification. Coolmellon, LLC, which indirectly owns approximately 74.73% of the Company via its 76.65% interest in CM Solutions LLC, received certification as a Service-Disabled Veteran-Owned Small Business (SDVOSB) and Veteran-Owned Small Business (VOSB) from the U.S. Small Business Administration on September 3, 2025. This status may enhance the Company's eligibility for federal contracting set-asides, particularly in government services markets targeted for CERES Coin disbursements (e.g., SNAP, Medicaid, and FEMA programs), aligning with the Company's strategy to address federal inefficiencies and fraud.

11

•	Acquisition by Clearfield Communications LLC and Unwinding: In January 2024, Clearfield Communications LLC acquired 100% of the Company's equity interests in exchange for a 9.72% stake in Clearfield. This acquisition was unwound in December 2024 via the Transfer and Settlement Agreement, restoring ownership to CM Solutions LLC. As part of the unwind, Clearfield received a non-exclusive perpetual license to a cloned version of the Company's blockchain platform for its RFID supply chain track and trace business and other permitted uses, subject to restrictions preventing competition with the Company's stablecoin operations. The unwind also involved the issuance of 4,324 Class B units in CM Solutions LLC to Clearfield, mutual releases of claims arising prior to the unwind, and amendments to the Company's operating agreement confirming CM Solutions LLC as the sole member. Additionally, related agreements, including the Assignment of Membership Interests and Intellectual Property Rights, First Amendment to the Amended and Restated Operating Agreement, New Side Letter, and Amended and Restated Side Letter, were executed in December 2024 to formalize governance, token distributions, and ongoing obligations. These events had no material impact on the 2024 financial statements but strengthen the Company's operational focus and capital position for stablecoin development.

•	Letter of Intent with the State of Mississippi: On May 14, 2025, the Company entered into a non-binding Letter of Intent with the State of Mississippi, acting through the Office of the State Treasurer, to explore the integration of CERES Coin into state-managed programs. This includes assessing feasibility for the 529 College Savings Program by replacing traditional fiat deposits with interest-bearing CERES Coin on a proprietary blockchain, as well as broader applications in programs like SNAP, Medicaid, Social Security, and FEMA assistance. The Letter of Intent emphasizes blockchain's potential for transparency, efficiency, and security in public benefit administration, though no enforceable obligations exist until a definitive agreement is executed.

•	Subscription Agreement with NH Investor: On July 1, 2025, the Company, CM Solutions LLC, and an accredited investor entered into a Subscription Agreement for a committed investment of $1,500,000 in exchange for 125,000 equity units (2.5% stake) and 2,307,692 CERES Tokens at $0.65 per token. The agreement includes options for three additional $1,500,000 tranches, potentially totaling $6,000,000 for 200,000 equity units (4.0% stake) and 9,230,769 tokens. The transaction was entered into to support the Company’s blockchain-related activities.

•	Subscription Agreement with TT Investor: On January 10, 2026, CERES Coin LLC, CM Solutions LLC, and an accredited investor entered into a Subscription Agreement pursuant to which the investor agreed to contribute $499,999.75 in exchange for 12,500 equity units of the Company (representing a 0.25% equity interest) and 384,615 CERES Tokens issued at $0.65 per token as restricted securities under Regulation D, Rule 506(b). The agreement also provides the investor with options to purchase additional equity units and CERES Tokens in two optional tranches of $250,000 each. If fully exercised, the total investment would be $1,000,000 for 25,000 equity units (0.50% equity interest) and 769,230 CERES Tokens. The transaction was entered into to support the Company’s blockchain-related activities.

•	Patent Grants: The Company was granted follow-on patents in 2023 (US 11,797,955 B2 on October 24, 2023) and 2024 (US 12,141,769 B2 on November 19, 2024), building on its initial patent from 2021 (US 11,055,677 B2 on July 6, 2021). These patents cover systems for managing digital assets on blockchain networks, using stablecoins as a medium of exchange, and ensuring regulatory compliance in high-risk sectors. They enhance the Company's technological moat for CERES Coin's yield-generating, SEC-registered design (see Item 1 for details). These grants had no material impact on the 2024 financial statements but reinforce post-2024 intellectual property protections.

No other material changes have occurred since the Company's most recent annual report on Form 1-K for the fiscal year ended December 31, 2024, that have not been disclosed in the preceding items of this report.

12

ITEM 7. FINANCIAL STATEMENTS

CERES Coin LLC

Financial Statements

For the Years Ended December 31, 2024 and 2023

(audited)

13

Your Vision Our Focus

INDEPENDENT AUDITOR’S REPORT

To the Board of Managers and
Member of CERES Coin LLC

Opinion

We have audited the accompanying balance sheets of CERES Coin LLC (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, comprehensive income, changes in member’s deficit, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 2 to the financial statements, certain errors resulting in understatement of amounts previously reported for accounts payable and professional fees as of and for the year ended December 31, 2023, were discovered by management of the Company during the current year. Accordingly, amounts reported for accounts payable and professional fees have been restated in the 2023 financial statements now presented, and an adjustment has been made to member's deficit as of December 31, 2023, to correct the error. Our opinion is not modified with respect to that matter.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, there is substantial doubt about the ability of the Company to continue as a going concern at December 31, 2024. Management’s evaluation of the events and conditions and management’s plans in regard to that matter also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

14

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Turner Stone & Company L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

February 17, 2026

15

CERES COIN LLC

BALANCE SHEETS

DECEMBER 31, 2024 AND 2023

	December 31,
	2024	2023
		(Restated)
Assets

Current assets
Cash	$255	$4,322
Due from related party (Note 3)	32,656	-
Total current assets	32,911	4,322

Total assets	$32,911	$4,322

Liabilities and Member's Deficit

Liabilities

Current liabilities
Accounts payable	$377,499	$95,540
Accrued expenses	206,847	-
Accrued expenses - related party (Note 3)	473,780	341,177
Tokens outstanding	25,000	25,000
Private investment agreements	-	230,000
Total current liabilities	1,083,126	691,717

Total liabilities	1,083,126	691,717

Commitments and contingencies (Note 4)

Member's deficit	(1,050,215)	(687,395)

Total liabilities and member's deficit	$32,911	$4,322

The accompanying notes are an integral part of these financial statements.

16

CERES COIN LLC

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2024 AND 2023

	December 31,
	2024	2023
		(Restated)

Consulting revenue	$360,000	$270,000

Operating expenses
General and administrative	26,194	25,833
Payroll expenses	308,164	-
Professional fees	192,537	162,565
Software and platform development	527,362	8,997
Total operating expenses	1,054,257	197,395

Income (loss) from operations	(694,257)	72,605

Other expense
Interest expense	(2,877)	-
Total other expense	(2,877)	-

Net income (loss)	$(697,134)	$72,605

The accompanying notes are an integral part of these financial statements.

17

CERES COIN LLC

STATEMENTS OF CHANGES IN MEMBER'S DEFICIT

YEARS ENDED DECEMBER 31, 2024 AND 2023

Member's
Deficit

Balance at December 31, 2022	$(760,000)

Net income	99,156

Balance at December 31, 2023 (as reported)	(660,844)

Restatement effect on net income	(26,551)

Balance at December 31, 2023 (as restated)	(687,395)

Expenses paid by Member	354,314

Distribution to Member	(250,000)

Settlement of private investment agreements	230,000

Net loss	(697,134)

Balance at December 31, 2024	$(1,050,215)

The accompanying notes are an integral part of these financial statements.

18

CERES COIN LLC

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2024 AND 2023

	December 31,
	2024	2023
Cash flows from operating activities		(Restated)
Net income (loss)	$(697,134)	$72,605
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Expenses paid by Member	354,314	-
Changes in operating assets and liabilities:
Due from related party	(32,656)	-
Accounts payable	281,959	72,009
Accrued expenses	206,847	-
Accrued expenses - related party	(117,397)	(149,980)
Net cash used in operating activities	(4,067)	(5,366)

Cash flows from investing activities
Net cash provided by investing activities	-	-

Cash flows from financing activities
Net cash provided by financing activities	-	-

Net increase (decrease) in cash	(4,067)	(5,366)
Cash - beginning of year	4,322	9,688
Cash - end of year	$255	$4,322

Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$477

Supplemental schedule of non-cash investing and financing activities
Settlement of private investment agreements	$230,000	$-
Distribution to Member resulting in accrued expenses - related party	$250,000	$-

The accompanying notes are an integral part of these financial statements.

19

CERES COIN LLC

NOTES TO THE FINANCIAL STATEMENTS

1. BACKGROUND AND DESCRIPTION OF BUSINESS

CERES Coin LLC (the Company or CERES) was incorporated on November 13, 2017, in the state of Delaware as a perpetual limited liability corporation. The Company was a single member Limited Liability Company as of December 31, 2024.

The Company has headquarters in Marco Island, Florida. The Company is a financial-technology firm focused on the development of blockchain-enabled payment and digital-asset infrastructure. The Company’s principal product, CERES Coin, is designed to function as a tokenized representation of shares in a U.S. government money market fund through a sub-transfer-agency structure. The Company does not custody underlying fund assets and acts solely as a sub-transfer agent and on-chain recordkeeper. The Company’s technology is supported by several issued U.S. patents related to the tokenization and management of digital representations of regulated financial assets. During 2024, the Company continued platform development and limited consulting activities as it advanced toward launching its stablecoin and related technology.

The Company has not yet commenced principal operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the financial statements as of, and for the year ended, December 31, 2023, the Company became aware of $26,551 in legal expenses incurred which were not recorded during the year ended December 2023. Management determined the previously issued financial statements did not give full effect to the transactions, and professional fees and accounts payable were understated at year end. Management concluded its evaluation and determined that the identified errors required the restatement of the accompanying financial statements for the year ended December 31, 2023.

As a result of the restatement, professional fees for the year ended December 31, 2023, increased by $26,551, income from operations and net income for the year ended December 31, 2023, decreased by $26,551, and Member’s deficit and accounts payable as of December 31, 2023, increased by $26,551.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, which necessarily contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of the Company’s activities. The Company's ability to continue as a going concern is also contingent upon its ability to raise capital. The Company has incurred significant expenses since its inception, some of which remain unpaid, without having generated any revenues from business operations during such period. As a result, a significant capital infusion is necessary to pay such expenses and to make the Company viable. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. It should also be noted that the financial statements provided herein do not include any adjustment(s) that might be necessary should the Company be unable to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents. There were no cash equivalents as of December 31, 2024, and 2023.

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (FDIC). The FDIC provides coverage of up to $250,000 per depositor, per financial institution, for the aggregate total of depositors' interest and non-interest-bearing accounts. At times, the Company's cash balances may exceed FDIC limits. The Company has not experienced any losses on these accounts and management does not believe that the Company is exposed to any significant risks.

20

Blockchain Assets

The Company’s blockchain based framework establishes two assets, CERES Coins (CERES Coins or Coins) and CERES Tokens (CERES Tokens or Tokens). The coding for both the Tokens and Coins has been completed. As of December 31, 2024, and 2023, 25,000 Tokens had been issued, and no Coins had been issued.

When a purchaser buys a CERES Coin, the transaction is processed under the Company’s Sub-Transfer Agency and Services Agreement with the transfer agent of a U.S. government money market fund. Investor purchases are settled directly into shares of the money market fund held at the fund’s custodian; the Company does not receive, hold, or escrow purchaser funds and does not acquire or custody the underlying assets. CERES acts solely as sub-transfer agent and on-chain recordkeeper, maintaining the blockchain ledger that reflects each investor’s beneficial interest in the fund shares supporting the CERES Coins. Coin holders are entitled to the stable value and yield produced by the underlying fund, and redemptions occur in accordance with the fund’s standard processes. The Company earns a sub-transfer-agent service fee of 0.035% of assets serviced and does not earn transaction fees, spread income, or other revenue from coin purchases or redemptions.

In addition to sub-transfer-agent fees, the Company may earn revenue from commercial or governmental partners that utilize CERES Coin as a payment or disbursement vehicle. These arrangements may include fees from merchants, point-of-sale providers, payment processors, software integrators, or other contractual partners for enabling transactions over the CERES Coin platform. Such revenues, if and when earned, would relate to the provision of technology, processing, integration, or related services and are separate from the Company’s sub-transfer-agent activities.

When a purchaser buys a CERES Token, the Company may use the proceeds for the development of its technology platform or for any other general corporate purposes, at the discretion of management. Token holders do not receive any ownership interest in the Company or in the assets supporting CERES Coin, nor do they have any rights to the underlying money market fund shares or any other Company assets.

The rights of Token holders are limited to those set forth in the Token Rights Agreement, including certain limited voting rights (solely with respect to amendments to the Token Rights Agreement) and specified economic participation rights. Token holders do not have preemptive rights, drag-along or tag-along rights, governance rights, or any right to participate in the management of the Company.

Pursuant to the amended Token Rights Agreement, the holders of Tokens, as a group, are entitled to receive thirty-five percent (35%) of the Company’s Blockchain Net Income, if any, in perpetuity. “Blockchain Net Income” is defined in the Token Rights Agreement and generally represents the positive net income of the Company attributable to the Blockchain Business after operating expenses. Distributions, if any, are payable in cash and are allocated pro rata among Token holders.

In the event of a liquidation of the Blockchain Business occurring after the first issuance of Tokens, Token holders, as a group, are entitled to receive a portion of the net proceeds attributable to the Blockchain Business, as defined in and determined in accordance with the Token Rights Agreement. Such liquidation distributions, if any, are allocated among Token holders on a pari passu, pro rata basis.

Proceeds from the sale of Tokens are recorded as other liabilities because holding a Token does not confer a claim on the Company’s net equity and does not qualify for equity classification under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 480, Distinguishing Liabilities from Equity, or other applicable GAAP guidance.

On March 6, 2024, CERES filed a Form 1-U with the SEC. The Form 1-U notified investors of a material modification to the rights of securities holders with effective date February 6, 2024. CERES approved its amended Token Rights Agreement to better align with the intended operations of the Company going forward as a blockchain administrator of CERES Coin. The amended Token Rights Agreement provided additional clarity regarding distributions associated with the Blockchain Business. Pursuant to the amended Token Rights Agreement, up to 300,000,000 Tokens may be issued by CERES.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, by analyzing contracts with customers through a five-step process: identifying the contract with the customer, determining the performance obligations within the contract, establishing the transaction price, allocating that price to the identified performance obligations, and recognizing revenue when or as the performance obligations are satisfied.

During the years ended December 31, 2024 and 2023, the Company derived consulting revenue from a services agreement with a single client. The consulting services provided were on a month-to-month fixed retainer and related to consulting on financial technology. Management does not believe this concentration of revenue presents a significant risk to the Company.

21

Future Revenue Recognition

Upon commencement of commercial operations, the Company expects to generate revenue from two primary sources:

(1) Sub-transfer-agency fees. Under the Company’s Sub-Transfer Agency and Services Agreement with the transfer agent of a U.S. government money market fund, the Company provides onboarding, recordkeeping, and transaction-processing services. The Company earns a service fee of 0.035% of assets serviced, calculated based on the daily average net assets attributable to participants recorded on the Company’s platform. Revenue from these services will be recognized over time as the related performance obligations are satisfied.

(2) Platform and transaction-enablement fees. The Company may earn fees from merchants, point-of-sale providers, software integrators, payment processors, or governmental or commercial partners who utilize CERES Coin as a payment or disbursement vehicle. These fees, if and when earned, will relate to the Company’s provision of technology, processing, and integration services, and will be recognized based on the nature and timing of the underlying performance obligations.

The Company does not earn transaction fees, spread income, or other revenue from investor purchases, redemptions, or the custody of assets supporting CERES Coin, as the Company does not hold purchaser funds or acquire the underlying money market fund shares.

Software and Platform Development Costs

The Company applies ASC 350-40 to internal-use software and cloud computing arrangements. Qualifying application-development and Cloud Computing Arrangements (CCA) implementation costs are capitalized and amortized on a straight-line basis over the expected useful life (generally 3–5 years) or, for CCAs, over the non-cancelable term plus renewal periods that are reasonably certain to be exercised. Preliminary project activities, training, data conversion, maintenance, hosting, and on- chain/transaction fees are expensed as incurred.

Financial Instruments

The Company’s financial instruments are accounted for under the provisions of ASC 825, Financial Instruments. The carrying amount of these financial instruments as reflected in the accompanying balance sheets approximates fair value.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated.

Income Taxes

Through December 31, 2024, the Company was a single-member Limited Liability Company and was treated as a disregarded entity for federal tax purposes. Accordingly, the financial statements do not reflect a provision for income taxes.

Recently Issued Accounting Pronouncements

During the years ended December 31, 2024, and 2023, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. The applicable pronouncement, as described below, has been adopted by the Company.

The FASB issued ASU 2023-07, Segment Reporting Improvements to Reportable Segment Disclosures. The amendments in this update improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis. Adoption did not have a material impact on the Company’s disclosures. See Note 6 for the Company’s segment disclosures.

Subsequent Events

The Company has evaluated all transactions through the date the financial statements were issued for subsequent event disclosure or adjustment consideration.

22

3. RELATED PARTY TRANSACTIONS

CM Solutions LLC

On January 1, 2019, the Company signed an unsecured revolving promissory note with CM Solutions, LLC, the Company’s sole owner, to cover up to $500,000 at an interest rate of 5.00% per annum. The note matured at the earlier of (a) December 31, 2020 or (b) the closing date of a Qualified Financing event. As a qualifying financing event has not occurred, the note expired each December 31st thereafter and been subsequently renewed on each following January 1st using identical terms. As of December 31, 2024, and 2023, no balances were outstanding under the unsecured revolving promissory note and, as of the date of these financial statements, no funds have been drawn.

During the years ended December 31, 2024, and 2023, the Company paid $191,200 and $190,132, respectively, to CM Solutions LLC and received cash advances from CM Solutions LLC of $20,076 and $53,000, respectively. The payments to CM Solutions LLC represent payments to two managers of the Company. During the years ended December 31, 2024, and 2023, the Company paid $150 and $1,604, respectively, in vendor invoices on behalf of CM Solutions. The Company invoiced CM Solutions LLC for these payments, resulting in an offset to charges for the Company’s operating expenses. During the year ended December 31, 2024, CM Solutions LLC paid $21,221 in vendor invoices on behalf of the Company.

As a result of the Transfer and Settlement Agreement, detailed in Note 4, the Company recorded a $250,000 liability and distribution to CM Solutions LLC.

At December 31, 2024, CM Solutions LLC owed the Company $32,656 and the Company recorded an accrued liability totaling $250,000 due to CM Solutions under the Transfer and Settlement Agreement. At December 31, 2023, the Company owed CM Solutions LLC $117,397.

Cool Mellon LLC

During the year ended December 31, 2023, the Company paid $10,000 to Cool Mellon LLC. The Company also paid $1,244 in vendor invoices on behalf of Cool Mellon LLC. The Company invoiced Cool Mellon for these payments, resulting in an offset to charges for the Company’s operating expenses.

At December 31, 2024, and 2023, the Company owed Cool Mellon LLC $223,780.

Clearfield Communications LLC

During the year ended December 31, 2024, Clearfield Communications LLC, a former member of the Company, made non-cash contributions totaling $354,314.

During the year ended December 31, 2024, Clearfield Communications LLC entered into employment agreements with members of Company management related to services to be performed for CERES. Payroll related expenses, totaling approximately $308,000, were allocated to CERES by Clearfield Communications LLC and, as of December 31, 2024, approximately $175,000 of payroll expenses were included in accrued expenses on the Balance Sheet.

Private Investment Agreement

As of December 31, 2023, a member of management had a Private Investment Agreement (Note 5) with an outstanding balance of $80,000, which is included in the total Private Investment Agreements balance reported on the Balance Sheets. The Private Investment Agreement was settled during 2024, as detailed in Note 5.

23

4. COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in litigation in the ordinary course of business. The Company is not currently involved in any litigation that the Company believes could have a material adverse effect on its financial condition or results of operations.

On January 30, 2024, CM Solutions LLC, the sole member of the Company, entered into an agreement with Clearfield Communications, LLC (Clearfield) to exchange all outstanding equity interests in the Company.

On December 13, 2024, the Company, CM Solutions LLC, and Clearfield entered into a Transfer and Settlement Agreement (the T&S Agreement) to unwind the January 2024 transaction. Under the T&S Agreement, Clearfield transferred back to CM Solutions LLC: (i) 100% of the equity interests in the Company, (ii) the right to receive 42 million CERES Tokens as contemplated in a January 30, 2024 side letter, and (iii) all CERES Intellectual Property Assets, including patents, the domain name cerescoin.io, and software related to the Hyperledger Fabric blockchain platform, free and clear of all liens.

Additionally, CERES Coin LLC granted Clearfield a perpetual, non-exclusive license to use a clone of the Hyperledger Fabric platform for its stablecoin payment business, subject to restrictions prohibiting competition with the Company’s stablecoin business, involvement in professional sports or stadium events, or substantial modifications to loyalty/reward programs.

The T&S Agreement included mutual releases of claims arising prior to the closing date, except for obligations surviving under the T&S Agreement, such as those in the New Side Letter, Restated Side Letter, and CERES Perpetual License. The parties agreed to potential future payments contingent on capital raises: if the Company or its transferee raises $2,500,000 or more, Clearfield and Greg Anderson, CEO, would receive $240,000 and $10,000 from the Company, respectively; if less than $2,500,000 is raised, they would receive 10% of the capital raised and 10% of future gross revenues until a total of $250,000 is paid, after the Company settles existing Company liabilities enumerated in the agreement documents.

5. PRIVATE INVESTMENT AGREEMENTS

In February 2018, the Company authorized the issuance and sale of up to $20,000,000 worth of Private Investment Agreements (PIA) to accredited investors. The PIA’s are unsecured and noninterest bearing. Proceeds from the PIA’s are to be used to issue loans to third parties. The PIA investors, as a group, will be entitled to receive 80% of the proceeds, net of repayment of principal (PIA loan net income), generated by the loans. The amounts due to the PIA investors from loan net income will be recorded as liabilities and will be distributed semi-annually to the holders pari passu and pro rata.

In January 2024, CM Solutions LLC entered into Subscription and PIA Termination Agreements with four legacy PIA investors, including the member of management (Note 3). As consideration for terminating the PIAs, three investors each received (i) 800 CM Solutions LLC shares at $62.50 per share and (ii) a non-transferable right to subscribe for a fixed number of CERES Tokens (619,834 tokens each). A fourth investor received (i) 800 CM Solutions LLC shares at $62.50 per share and (ii) a right to subscribe for 991,735 CERES Tokens on the same basis. All parties released one another from their prior PIA obligations.

6. SEGMENT AND RELATED INFORMATION

The Company has one reportable segment. The Company derives revenue in North America and manages all business activities on a consolidated basis. The services offered are deployed to customers in a similar manner.

The Company’s chief operating decision maker (CODM) is the Chief Executive Officer, who reviews financial information presented on a consolidated basis to allocate resources, evaluate financial performance and make overall operating decisions. The measure of segment profit or loss that is most consistent with the financial statements is net income. The accounting policies of our single reportable segment are the same as those for the financial statements. The level of disaggregation and amounts of significant segment expenses that are regularly provided to the CODM are the same as those presented in the statements of operations. Likewise, the measure of segment assets is reported on the balance sheets as total assets.

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7. SUBSEQUENT EVENTS

February 2025 Amended Operating Agreement and CERES Token Issuance

On February 21, 2025, CERES Coin LLC executed an Amended and Restated Operating Agreement, formalizing the Company’s governance structure following the T&S Agreement. This agreement confirmed CM Solutions LLC as the sole Member and established a Board of Managers including Charlie Uchill, Greg Anderson, Jesse Channon, Laird Bunch, and Matt Seal.

The Company has authorized up to 300,000,000 CERES Tokens under its amended Token Rights Agreement. In February 2025, the Company issued an aggregate of 210,000,000 CERES Tokens in a private placement conducted under Section 4(a)(2) of the Securities Act. Of these, 66,000,000 tokens were issued to CM Solutions LLC designees/token holders, 96,000,000 tokens to the Former Turtle Shark Group, and 48,000,000 tokens to Clearfield, pursuant to corresponding agreements. Following this issuance, 90,000,000 tokens remain authorized but unissued, available for future issuance subject to required approvals and applicable law.

July 2025 Subscription Agreement

On July 1, 2025, CERES Coin LLC, CM Solutions LLC, and an accredited investor, entered into a Subscription Agreement. The investor agreed to contribute $1,499,999.80 (the Subscribed Amount) in exchange for: (i) 125,000 equity units in the Company (2.50% equity stake) transferred from CM Solutions LLC, and (ii) 2,307,692 CERES Tokens issued by the Company at $0.65 per token, offered as restricted securities under Regulation D, Rule 506(b) of the Securities Act of 1933. The investor was also granted options to purchase additional equity units and CERES Tokens in three optional tranches, each for $1,500,000, exercisable by January 1, 2026, July 1, 2026, and January 1, 2027, respectively. If all optional tranches are exercised, the investor would receive a total of 200,000 equity units (4.0% equity stake) and 9,230,769 CERES Tokens for an aggregate contribution of $5,999,999. In connection with the T&S Agreement (Note 4), $110,000 of the proceeds from this transaction were paid to Clearfield ($105,600) and Greg Anderson ($4,400). The transaction was executed to support the Company’s blockchain-related activities.

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January 2026 Subscription Agreement

On January 10, 2026, CERES Coin LLC, CM Solutions LLC, and an accredited investor entered into a Subscription Agreement. The investor agreed to contribute $499,999.75 (the Subscribed Amount) in exchange for: (i) 12,500 equity units in the Company (0.25% equity stake) transferred from CM Solutions LLC, and (ii) 384,615 CERES Tokens issued by the Company at $0.65 per token, offered as restricted securities under Regulation D, Rule 506(b) of the Securities Act of 1933. The investor was also granted options to purchase additional equity units and CERES Tokens in two optional tranches, each for $250,000, exercisable by April 10, 2026, and July 10, 2026 respectively. If all optional tranches are exercised, the investor would receive a total of 25,000 equity units (0.50% equity stake) and 769,230 CERES Tokens for an aggregate contribution of $1,000,000. In connection with the T&S Agreement (Note 4), $50,000 of the proceeds from this transaction were paid to Clearfield ($48,000) and Greg Anderson ($2,000). The transaction was executed to support the Company’s blockchain-related activities.

January 2026 Line of Credit Agreement with Greg Anderson

On January 1, 2026, CERES Coin LLC entered into an unsecured line of credit agreement (LOC) with Greg Anderson with proceeds to be used for general corporate purposes. The LOC provided a revolving line of credit in an aggregate principal amount not to exceed $100,000 accruing interest at 10% per annum. The LOC remains in effect until terminated and the lender may demand repayment of outstanding principal and interest with thirty days’ written notice.

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ITEM 8. EXHIBITS

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit Number	Exhibit

2.A.1*	Certificate of Formation of the issuer, filed November 13, 2017
2.A.2*	Certificate of Formation of CM Solutions LLC (f/k/a “CM Warehouse Solutions”), filed March 3, 2016
2.A.3*	Certificate of Filing of CoolMellon, LLC filed September 8, 2014
2.A.4*	Certificate of Amendment of CM Solutions LLC, filed June 15, 2017
2.B.1	Amended and Restated Operating Agreement of the issuer, effective as of February 21, 2025
2.B.2	Amended and Restated Limited Liability Company Agreement of CM Solutions LLC, effective as of January 19, 2024
2.B.3	Amended and Restated Limited Liability Company Agreement of CoolMellon, LLC, effective as of July 11, 2025
3.A†	Token Rights Agreement
3.B*	Coin Rights Agreement
3.C*	Form of previously issued “Private Investment Agreements”
4.A*	Form of Subscription Agreement
6.A*	Form of Unsecured Promissory Note
6.B**	Consulting Agreement
6.C††	Contribution and Subscription Agreement
6.D	Transfer and Settlement Agreement

*	Filed as an exhibit to the Company’s offering statement on Form 1-A (File No. 024-11256), and incorporated by reference.
†	Filed as an exhibit to the Company’s Form 1-U dated March 7, 2024, and incorporated by reference.
**	Filed as an exhibit to the Company’s Form 1-SA for the six-month period ended June 30, 2023, and incorporated by reference.
††	Filed as an exhibit to the Company’s Form 1-U dated February 7, 2024, and incorporated by reference.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 17, 2026.

CERES COIN LLC

By:	/s/ Greg Anderson
Greg Anderson, Manager, Chief Executive Officer

The following persons in the capacities and on the dates indicated have signed this report.

By:	/s/ Greg Anderson
Greg Anderson, Manager, Chief Executive Officer
Date:	February 17, 2026

By:	/s/ Charlie Uchill
Charlie Uchill, Manager, Chief Operating Officer
Date:	February 17, 2026

By:	/s/ Matt Seal
Matt Seal, Manager, Chief Financial Officer, Principal Accounting Officer
Date:	February 17, 2026

By:	/s/ Jesse Channon
Jesse Channon, Manager
Date:	February 17, 2026

By:	/s/ Laird Bunch
Laird Bunch, Manager
Date:	February 17, 2026

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